EXHIBIT 99.1

RealPage(R) Acquires SeniorLiving.Net(TM)

CARROLLTON, Texas, July 29, 2011 (GLOBE NEWSWIRE) -- RealPage, Inc. (Nasdaq:RP) today announced the acquisition of SeniorLiving.Net ("SLN"), an Internet lead generation and placement network for the senior housing market. SLN helps families with aging parents find senior care providers that can address their care needs, desired location and budget. The service is no cost to the families. SLN provides each family with a skilled Care Advisor familiar with the local market to help them through the process.

SLN generates leads through over 200 websites and affiliates that provide information to families. Care Advisors work with the family to create a care profile that is then matched with the communities in their area that meet their care and budget needs. Today, nearly 2,700 senior living communities are qualified to receive leads from SLN.

The Company paid $4.5 million in cash with the potential to earn additional consideration upon achieving future financial targets through June 2014. SeniorLiving.Net's trailing 12 months results show revenue of less than $1.0 million and an operating loss.  RealPage expects SeniorLiving.Net to contribute immaterially to the Company's full year revenue and profit performance for the year ended Dec. 31, 2011.

"SeniorLiving.Net expands our senior housing offering, which currently features accounting, census management and facilities management marketed as OneSite Senior Living," said Dirk Wakeham, president of RealPage. "We also offer OneSite Care Manager that provides care assessment, planning, compliance and staffing capabilities that adjust monthly care revenue to offset expense creep that occurs as resident acuity changes over time. OneSite Care Manager is a successor product to the popular A.L. Wizard software that was acquired by RealPage in 2009. We expect to rapidly expand SeniorLiving.Net's lead generation and placement network service by leveraging lead generation, capture and management systems that RealPage has deployed in other markets.  We are excited about this acquisition and the significant opportunity ahead of us in the senior housing market."

According to the 2010 National Investment Center Investment guide, there are approximately 1.3 million senior and assisted living units in the U.S. and this number is expected to double over the next 25 years due to the aging baby boomer generation. RealPage believes that the total addressable market for lead generation and placement services in the independent and assisted living market is at least $800 million annually.

SeniorLiving.Net was founded by Todd Walrath in 2008 and is rapidly growing its nationwide Care Advisor network. Walrath, formerly COO of Weather.com, Group Vice President of AOL local search, and CEO and founder of LEADS.com, brings a wealth of Internet lead generation experience to RealPage.

"We are extremely excited to be joining RealPage," said Walrath. "SeniorLiving.Net has become an important source of qualified families to the top senior care providers in the industry. Each month we qualify or advise thousands of families looking for senior care options. Whether it's home care, retirement living, assisted living or dementia care, the choices can be overwhelming. Our service gives senior care providers a highly qualified family that is matched to their services, location and budget."

About RealPage

Located in Carrollton, Texas, a suburb of Dallas, RealPage provides on demand (also referred to as "Software-as-a-Service" or "SaaS") products and services to apartment communities and single family rentals across the United States. Its six on demand product lines include OneSite® property management systems that automate the leasing, renting, management, and accounting of conventional, affordable, tax credit, student living, senior living and military housing properties; Level One® and CrossFire® that enable owners to originate, syndicate, manage and capture leads more effectively and at less overall cost; YieldStar® asset optimization systems that enable owners and managers to optimize rents to achieve the overall highest yield, or combination of rent and occupancy, at each property; Velocity™ billing and utility management services that increase collections and reduce delinquencies; LeasingDesk® risk mitigation systems that are designed to reduce a community's exposure to risk and liability; OpsTechnology® spend management systems that help owners manage and control operating expenses and Compliance Depot™ vendor management and qualification services to assist a community in managing its compliance vendor program. Supporting this family of SaaS products is a suite of shared cloud services including electronic payments, document management, decision support and learning. Through its Propertyware subsidiary, RealPage also provides software and services to single-family rentals and low density, centrally-managed multifamily housing. For more information, call 1-87-REALPAGE or visit www.realpage.com.

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About SeniorLiving.Net

SeniorLiving.Net is dedicated to helping families find the senior care provider that best meets their needs. The service is no cost to the families. SeniorLiving.Net provides each family with a skilled Care Advisor familiar with the local market to help them through the process. Whether they need Assisted Living, Dementia Care, Independent Living, Adult Day Services or Home Care, SeniorLiving.Net recommends care providers in their area. For more information, visit www.SeniorLiving.Net or call at (866) 342-4297.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains "forward-looking" statements relating to RealPage, Inc.'s expected, possible or assumed future results of operations and potential growth and plans, management, branding and profit margins of SeniorLiving.Net as well as market performance, opportunities and developments. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include all statements that are not historical facts and may be identified by terms such as "expects," "believes," "plans" or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the following: (a) the possibility that general economic conditions or uncertainty cause information technology spending, particularly in the rental housing industry, to be reduced or purchasing decisions to be delayed; (b) an increase in customer cancellations; (c) the inability to increase sales to existing customers and to attract new customers; (d) RealPage, Inc.'s failure to integrate acquired businesses, including SeniorLiving.Net, and any future acquisitions successfully; (e) the timing and success of new product introductions by RealPage, Inc. or its competitors; (f) changes in RealPage, Inc.'s pricing policies or those of its competitors; (g) litigation; and (h) such other risk and uncertainties described more fully in documents filed with or furnished to the Securities and Exchange Commission ("SEC"), including RealPage's Form 10-Q previously filed with the SEC on May 9, 2011. All information provided in this release is as of the date hereof and RealPage, Inc. undertakes no duty to update this information except as required by law.

CONTACT: Media:
         Randy Hargrove
         (972) 820-3076
         randy.hargrove@realpage.com

         Investor Relations:
         Rhett Butler
         (972) 820-3773
         rhett.butler@realpage.com